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Exhibit 4.3(b)

        ASSUMPTION AGREEMENT, dated as of May 23, 2013, made by SAVVIS, INC., a Delaware corporation ("Savvis"), and SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation ("SCC" and, together with Savvis, the "Additional Guarantors"), in favor of CoBank, ACB, as administrative agent (in such capacity, the "Administrative Agent") for the banks and other financial institutions or entities (the "Lenders") parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

        WHEREAS, CenturyLink, Inc. (the "Borrower"), the Lenders, the Administrative Agent and the other parties thereto have entered into a Credit Agreement, dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

        WHEREAS, in connection with the Credit Agreement, certain of the Borrower's Affiliates (other than the Additional Guarantors) have entered into the Guarantee Agreement, dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the "Guarantee Agreement") in favor of the Administrative Agent for the ratable benefit of the Guaranteed Parties;

        WHEREAS, the Credit Agreement requires the Additional Guarantors to become a party to the Guarantee Agreement; and

        WHEREAS, each of the Additional Guarantors has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;

        NOW, THEREFORE, IT IS AGREED:

        1.    Guarantee Agreement.    By executing and delivering this Assumption Agreement, each of the Additional Guarantors, as provided in Section 3.15 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 1 of the Guarantee Agreement.

        2.    Governing Law.    THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS UNDER THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

SAVVIS, INC.
By:	/s/ R. Stewart Ewing, Jr.
Name:	R. Stewart Ewing, Jr.
Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary
SAVVIS COMMUNICATIONS CORPORATION
By:	/s/ R. Stewart Ewing, Jr.
Name:	R. Stewart Ewing, Jr.
Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1

NOTICE ADDRESSES OF ADDITIONAL GUARANTORS

100 CenturyLink Drive
Monroe, LA 71203

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  Exhibit 4.3(b)